UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2008

MAGNUM D’OR RESOURCES, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-31849	98-0215222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

1326 S.E. 17th Street, #513, Ft. Lauderdale, Florida 33316
(Address of principal executive offices)

(305) 420-6563
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Section 1 - Registrants, Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Magnum D’Or Resources, Inc. signs definitive agreement with Artech Recyclingtechnik GmbH (ARTECH) for the exclusive rights to distribute and license its products and technology in North America and China. Magnum will have exclusivity for the distribution and licensing of all products, technology, copyrights, know-how, machinery, royalties, franchises, website(s), etc. that ARTECH currently produces and markets worldwide.

ARTECH develops, designs, and manufactures state of the art equipment and machinery for use in the recycle industry. It also provides customized equipment for use in virtually any waste processing application worldwide. Applications include use in EBS, metal, paper, special waste, electronic scrap, wood, rubber, tires, etc.

ARTECH holds worldwide, patents, know-how, and technological secrets for the production of ultra-fine rubber powders from scrap tires and other discarded rubber material. Artech’s advanced technology utilizes a high degree of computerized automation, thus allowing precise processing of scrap input to produce a value added raw material. These ultra pure raw materials can then be combined through a proprietary process to produce a variety of elastomeric alloys (EAs). These EAs in turn can be used in a wide range of applications that replace conventional products made from virgin resources. These production techniques are patented in 27 countries.

Magnum, through the use of Artech’s technology, products, and expertise will provide turnkey plants throughout its licensed territories. These plants will provide the industry with:

·	Plants for the production of high quality rubber powders

·	Plants for the production of thermoplastics and thermoplastic elastomers (EAs)

·	Establishment of technical facilities for research and development

On January 22, 2008, the Company issued a press release, which is attached as Exhibit 99.2

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibits:

99.1	Licensing and Distributor Agreement with Artech Recyclingtechnik GmbH

99.2	Press Release of January 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magnum d'Or Resources Inc. (Registrant)

Date: January 23, 2008	By:	/s/ Joseph J. Glusic
Joseph J. Glusic, Chief Executive Officer and President